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							GAM Funds, Inc.
						      Pacific Basin Fund
			Transactions Effected Pursuant to Rule 10f-3 Under the Investment Company Act of 1940
			10f-3 TRANSACTIONS FOR THE PERIOD JANUARY 1, 2000 THROUGH DECEMBER 31, 2000



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										% of
							Shares 	     Total	Offering
							Purchased    Shares 	Purchased		Shares
	     Date 		Shares	     Price per	by Fund	     Offered	By 	     Purchased 	Held
Security *   Purchased 		Purchased    Share	Group	     (000)	Group(1)     From 	12/31/00

MTR Corp.    October 2, 2000	301,000      $1.2152 	301,000	     1,000,000  0.03%	     HSBC USA	0







* Eligible foreign offering under Rule 10f-3.













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